UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
                              _______________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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Check the appropriate box:
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[ ]  Confidential,  for  Use  of  the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material  Pursuant   to  Section  240.14a-11(c)  or Section
     240.14a-12


                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required
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     11.
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          applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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
                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE


Dear Fellow Shareholder:

     WE NEED TO SET THE RECORD STRAIGHT!

     The Pacer Board keeps telling you that we intend to replace members of Pacer's management team. How many times do we need to tell the Board that this is simply not the basis for this proxy solicitation. We have repeated several times in our proxy materials that we intend to keep most members of the existing management team.

     HOW DOES THE PACER BOARD INCREASE THE VALUE OF YOUR PACER SHARES?

     The Pacer Board continues to assert that it had the shareholders' interests at heart in the "Swander Pace deal." As Mr. Reynolds says himself in his letter, dated September 1, 1998 (attached as Appendix A), regarding Swander Pace Capital's reaction to the Board's request that the strike price of its options be reduced to a penny and its loans be forgiven, Swander Pace "found the notion of providing a separate set of shareholders an advantageous price situation through the guise of reducing the option purchase price to be abhorrent." Swander Pace saw through the Board's attempts to line its pockets, and we think all Pacer shareholders should too.

     Note that the Board chose not to disclose its negotiating style in its solicitation materials in spite of the fact that a Pacer shareholder such as yourself would likely view such information as MATERIAL in evaluating your investment in Pacer and in determining whether to vote for the Board.


     DO NOT SIGN ANY PROXY  SENT  TO  YOU  BY THE PACER TECHNOLOGY BOARD OF
DIRECTORS!

                                 IMPORTANT

     At the Annual Meeting, the Committee seeks to elect the six Committee Nominees as Directors of the Company.

     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. THE COMMITTEE URGES YOU TO MARK, SIGN, DATE AND RETURN THE GREEN PROXY CARD TO VOTE FOR ELECTION OF THE COMMITTEE NOMINEES.

     A VOTE FOR THE COMMITTEE NOMINEES WILL ENABLE YOU-AS THE OWNERS OF THE COMPANY-TO ELECT DIRECTORS WHO POSSESS THE MANAGERIAL AND RELATIONSHIP SKILLS NECESSARY TO IMPROVE THE COMPANY'S FINANCIAL AND OPERATIONAL PERFORMANCE AND INCREASE SHAREHOLDER VALUE.

     THE COMMITTEE URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. If you have already done so, you may revoke your proxy by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to D.F. King & Co., Inc., or to the Secretary of Pacer Technology or by voting in person at the Annual Meeting. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     If your Shares are registered in your own name, please mark, sign and date the GREEN proxy card and return it to the Pacer Technology Shareholder's Committee, c/o D.F. King & Co., Inc. in the envelope provided in time to be voted at the Annual Meeting. If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such Pacer shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GREEN proxy card. The Committee urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to D.F. King & Co., Inc. at the address indicated below:



                           D.F. KING & CO., INC.
                              77 WATER STREET
                         NEW YORK, NEW YORK  10005
                       CALL TOLL-FREE (800) 207-2872
               BROKERS AND BANKS, PLEASE CALL (212) 269-5550



     PLEASE INDICATE YOUR SUPPORT OF THE PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE BY COMPLETING, SIGNING AND DATING THE GREEN PROXY CARD AND RETURNING IT PROMPTLY TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.


         CERTAIN INFORMATION CONCERNING PARTICIPANTS AND NOMINEES

The following is a list of the names and stock holdings of the persons and entities who may be deemed to be "participants" in the Committee's solicitation with respect to Pacer's annual meeting: D. Jonathan Merriman, the managing director and head of the Equity Capital Markets Group of a San Francisco, California-based investment banking firm, a current director of Pacer, and a nominee of the Committee (150,000 shares); Geoffrey Tirman, a current director of Pacer, a nominee of the Committee, and the President of Talisman Capital Opportunity Fund, Ltd. (10,000 shares); James T. Munn, a nominee of the Committee and the former President and Chief Executive Officer of Pacer (578,752 shares); Howard J. Bloom, a private investor, a nominee of the Committee, and a former Vice President of Pacer (192,834 shares); Roberto J. Cavazos, Jr., a private investor and the former Chief Financial Officer of Pacer (66,822 shares); The Miller Family Partnership, a Florida partnership organized to hold investments for the Miller family (589,752 shares); Mac Van Horn, chairman of a private investment corporation (85,000 shares); and Talisman Capital Opportunity Fund, Ltd., whose principal business is investment in the securities of private and public companies (1,250,000 shares). Collectively, the participants in the Committee hold 2,923,160 shares, or approximately 17.4%, of the outstanding Pacer common stock. The other two nominees of the Committee, Allen D. Barnes, the President and Chief Executive Officer of PAC ONE, Inc., a flexible packaging manufacturer, and Claude M. Ballard, a shareholder and senior consultant with Goldman, Sachs & Company, do not hold shares of Pacer stock.



                    THE PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE


Little Rock, Arkansas
November 8, 1999





                           IF YOU HAVE ANY QUESTIONS
              OR NEED ASSISTANCE PLEASE CALL OUR PROXY SOLICITOR:

                             D.F. KING & CO., INC.
                                  77 WATER ST.
                              NEW YORK, NY 10005
                                1-(800)207-2872

                                                            APPENDIX A



                          REYNOLDS & JENSEN, LLP
                             Attorneys at Law
                           3233 Arlington Avenue
                                 Suite 203
                        Riverside, California 92506
                                   ____
  Larry K. Reynolds
Christopher C. Jensen
       ____              Telephone (909)787-9400
                         Telecopier (909)682-7312

                             September 1, 1998

VIA FAX - (909) 985-9159             VIA FAX - (818) 240-5809

Mr. Joe Brock                        DeVere McGuffin
896 Carson                           401 Meadow Grove
Upland, CA 91786                     Flintridge, CA 91011

VIA FAX - (203) 853-7883             VIA FAX - (909) 987-5298

Carl Hathaway                        James T. Munn, President
119 Rowayton Ave                     PACER TECHNOLOGY
Rowayton, CT 06853                   9420 Santa Anita Avenue
                                     Rancho Cucamonga, CA 91730
VIA FAX - (909) 982-5022

John G. Hockin, II, D.D.S.
600 N. Euclid, Suite 102
Upland, CA 91786

Re:  SWANDER PACE
     Our File No. 2145-151

Gentlemen:

     Accompanying please find a copy of the letter faxed to Swander Pace on August 28, 1998. I received a call from J. B. Handley in response to my August 28, 1998 letter. He indicated that the Swander Pace SEC attorneys found the notion of providing a separate set of shareholders an advantageous price situation through the guise of reducing the option purchase price to be abhorrent. They tend to feel that there is a high exposure of liability to Swander Pace. Based thereon, Mr. Handley indicated that this issue was a "non-starter". In other words, Swander Pace will not do a deal where the purchase price for the shares differs from one group of shareholders to the other.

     Bob Cavazos faxed me over the outstanding stock option list this morning. The total number of options held by each of the six members of the Board and the exercise price associated therewith are as follows:

                                EXERCISE
 DIRECTOR       OPTIONS          PRICE          TOTAL COST
J. Munn           500,000       $0.50             $250,000
J. Munn           400,000       $1.00            *$400,000
J. Hockin       1,300,000       $1.00           $1,300,000
D. McGuffin       300,000       $1.00             $300,000
J. Brock          100,000       $1.00             $100,000
C. Hathaway       100,000       $1.00             $100,000
L. Reynolds       100,000       $0.875             $87,500
TOTAL                                           $2,537,500

* I believe that as of October 1, 1998, only 400,000 options out of 1,000,000 options will have vested.

     Under the inquiry made to Swander Pace, the reduction in the option purchase price to essentially zero would have resulted in the loss of $2,537,500 of cash to Pacer and a $2,537,500 increase in cash required to be paid by Swander Pace to the Directors. Some options have vested and some have not, but if all options were exercised (both vested and non-vested), there would be a total of more than 21,000,000 shares of stock. Although Mr. Handley did not indicate that Swander Pace was willing to consider an increase in value of $2.5 Million, if Swander Pace would do so, the purchase price for all shares of stock, including the exercised options, could be increased by more than .10<cent> per share.

     I have no idea how the Board is going to vote on this topic but we should discuss it among ourselves as soon as possible and make a decision as to whether or not we will agree to sell to Swander Pace at a specific price. Obviously, if we could get $2.25 to $2.30 per share, there would be no issues of lawsuits, and the integrity of the Board would never be subject to question on this topic.

     I feel that we should have another Board discussion around 4:00 p.m. on September 2, 1998. I ask that Jim see if it can be coordinated.

                           Very truly yours,
                           /S/ LARRY K. REYNOLDS
                           LARRY K. REYNOLDS
LKR:cam
Enclosures